SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

MEADE INSTRUMENTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618 U.S.A.
(949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

June 12, 2002

     Dear Stockholder:

      You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Meade Instruments Corp. (“Meade” or the “Company”) to be held on July 11, 2002. We sincerely hope that you will be able to attend the meeting which will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, beginning at 10:00 a.m., local time.

      At this meeting you are being asked to re-elect Michael P. Hoopis and Vernon L. Fotheringham to the Board of Directors for a three-year term expiring at the 2005 Annual Meeting of Stockholders.

      The members of the Board of Directors and management look forward to personally greeting as many stockholders as possible at the Annual Meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

      Although you presently may plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time.

Sincerely,

John C. Diebel
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE
PERFORMANCE GRAPH
EMPLOYMENT AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BENEFIT PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT
PROPOSALS OF STOCKHOLDERS
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
OTHER MATTERS
PROXY CARD

MEADE INSTRUMENTS CORP.

6001 Oak Canyon
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 11, 2002

      The Annual Meeting of Stockholders of Meade Instruments Corp., a Delaware corporation (“Meade” or the “Company”), will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, beginning at 10:00 a.m., local time, on Thursday, July 11, 2002 for the following purposes:

(1) To re-elect Michael P. Hoopis and Vernon L. Fotheringham to the Board of Directors for a three-year term expiring at the 2005 Annual Meeting of Stockholders; and

(2) To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

      Shares represented by properly executed proxies will be voted in accordance with the specifications therein. It is the intention of the Board of Directors that shares represented by proxies, which are not limited to the contrary, will be voted for the election of the directors named in the attached Proxy Statement.

      The Board of Directors has fixed the close of business on May 21, 2002 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, at 6001 Oak Canyon, Irvine, California 92618, during the ten-day period preceding the Annual Meeting.

By Order of the Board of Directors

Mark D. Peterson
Senior Vice President and General Counsel

Irvine, California

June 12, 2002

YOUR VOTE IS IMPORTANT

      NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

MEADE INSTRUMENTS CORP.

6001 Oak Canyon
Irvine, California 92618

PROXY STATEMENT

SOLICITATION OF PROXIES

      The accompanying proxy is being solicited by the Board of Directors of Meade Instruments Corp. (“Meade” or the “Company”) for use at the Company’s Annual Meeting of Stockholders to be held on Thursday, July 11, 2002, at 10:00 a.m. local time, at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about June 12, 2002.

      The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

OUTSTANDING SHARES AND VOTING RIGHTS

      On May 21, 2002, the record date with respect to this solicitation for determining stockholders entitled to notice of and to vote at the Annual Meeting, 16,480,397 shares of the Company’s Common Stock were outstanding. No shares of any other class of stock were outstanding. Only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment thereof.

      All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company, at 6001 Oak Canyon, Irvine, California 92618, the principal executive office of the Company, a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder’s right to vote in person (upon showing proper evidence of such stockholder’s ownership of such shares) should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person.

      Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

      The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Bylaws provide that the authorized number of directors of the Company shall not be less than three nor more than fifteen, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors then in office. The full board currently consists of seven directors; however, Joseph A. Gordon, Jr., who is currently a member of the Board of Directors, is not standing for re-election at the Annual Meeting, and as of the Annual Meeting, the number of directors will be reduced to six. Mr. Gordon, however, will continue to serve as the Company’s Senior Vice President of North American Sales after the Annual Meeting. Each director will be elected to serve until his term has expired and until his successor has been duly elected and qualified. The Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. All of the directors were previously elected to their present terms of office by the stockholders of the Company with the exception of Michael P. Hoopis and Vernon L. Fotheringham. Mr. Hoopis was appointed by the Board to serve as a Class I director in March 2000, and Mr. Fotheringham was appointed by the Board to serve as a Class I director in May 2001. At the 2002 Annual Meeting of Stockholders, these two directors are to be re-elected as Class I directors for a three-year term or until election and qualification of their successors.

      The accompanying proxies solicited by the Board of Directors will be voted for the election of the nominees named below, and for the terms listed below, unless the proxy card is marked to withhold authority to vote for such nominees. Both nominees are presently members of the Company’s Board of Directors.

      The nominees for election to the Board of Directors at the 2002 Annual Meeting of Stockholders, together with their terms, are set forth below:

Class	Nominee	Term

I	Michael P. Hoopis	Three-year term expiring at the 2005 Annual Meeting
I	Vernon L. Fotheringham	Three-year term expiring at the 2005 Annual Meeting

      If either of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

Required Vote

      For the purpose of electing the directors, each stockholder is entitled to one vote for each director to be elected for each share of Common Stock owned. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Votes cast against a candidate or votes withheld will have no legal effect. Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated on the accompanying proxy card. Stockholders do not have the right to cumulate votes in the election of directors.

      The Board of Directors recommends a vote “FOR” the election of the nominees listed above.

Nominees and Continuing Directors

      The following table provides information regarding the nominees, the two Class II directors whose terms of office expire at the 2003 Annual Meeting of Stockholders and the two Class III directors whose terms of office expire at the 2004 Annual Meeting of Stockholders. The ages shown are as of June 1, 2002.

		Director
Name and Age	Business Experience and Directorships	Since

NOMINEES:

Class I:

Michael P. Hoopis (51)	Michael P. Hoopis has served as the President and Chief Executive Officer of Water Pik Technologies, Inc. since November 1999. From October 1998 to November 1999, Mr. Hoopis was President and Chief Executive Officer of the consumer products segment of Allegheny Teledyne, Inc., the predecessor to Water Pik Technologies, Inc. From July 1996 to September 1998, Mr. Hoopis served as President of Worldwide Household Products, Black & Decker Corporation. From May 1992 to July 1996, Mr. Hoopis served as President of Price Pfister, Inc., a division of Black & Decker Corporation. Mr. Hoopis received his BS degree in industrial engineering from the University of Rhode Island. He serves as a member of the board of directors of Water Pik Technologies, Inc.	2000

Vernon L. Fotheringham (54)	Vernon L. Fotheringham is Vice Chairman of Vectrad Networks, a wireless broadband network infrastructure company since June 2000. From June 1998 to January 2001, Mr. Fotheringham was the Chairman of Bazillion, Inc. a global Integrated Service Provider. From March 1993 to November 1997, Mr. Fotheringham was the founder, chairman and CEO of Advanced Radio Telecom Corporation (ART). Mr. Fotheringham received a BA degree in fine arts from California State University Fullerton. Mr. Fotheringham serves on a number of other boards including those of CAIS Internet, Lightrade and TeraBeam Corporation.	2001

CONTINUING DIRECTORS:

Class II:

Steven G. Murdock (50)	Steven G. Murdock has served as the Company’s President and Chief Operating Officer since October 1990 and the Company’s Secretary since April 1996. From May 1980 to October 1990, Mr. Murdock served as the Company’s Vice President of Optics. From November 1968 to May 1980, Mr. Murdock worked as the optical manager for Coulter Optical, Inc., an optics manufacturer. Mr. Murdock received a BS degree in business administration from California State University at Northridge.	1996

Harry L. Casari (65)	Harry L. Casari was a Certified Public Accountant and is currently a private investor. Mr. Casari worked for Ernst & Young LLP from 1969 until 1994 when he retired as a Partner. Mr. Casari received a BS degree in business administration from the University of Denver. He serves as a member of the board of directors of Cohu, Inc.	1997

		Director
Name and Age	Business Experience and Directorships	Since

Class III:

John C. Diebel (58)	John C. Diebel serves as the Chairman of the Board and Chief Executive Officer of the Company. Mr. Diebel founded the Company in 1972. He has been the Chairman of the Board and Chief Executive Officer of the Company for the majority of the time since December 1975. Prior to founding the Company, Mr. Diebel worked as an engineer for TRW Inc. and Hughes Aircraft Co. Mr. Diebel received BS and MS degrees in electrical engineering from the California Institute of Technology and a Ph.D. degree in electrical engineering from the University of Southern California.	1975 – 1986 1991-present

Timothy C. McQuay (50)	Timothy C. McQuay has been a Managing Director — Investment Banking at A.G. Edwards & Sons, Inc. since August 1997. From May 1995 to August 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co. and from October 1994 to August 1997 he also served as Managing Director — Corporate Finance. From May 1993 to October 1994, Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a New York Stock Exchange listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay served as Managing Director — Merchant Banking with Union Bank. Mr. McQuay received a BA degree in economics from Princeton University and a MBA degree in finance from the University of California at Los Angeles. He serves as a member of the board of directors of Keystone Automotive Industries, Inc.	1997

Directors’ Fees

      Directors who also are employees of the Company are reimbursed for expenses incurred in attending meetings of the Board of Directors but do not otherwise receive compensation for serving as directors of the Company. Each director who is not an employee of the Company is entitled to receive (i) an annual fee of $5,000 for his services as a director, (ii) a fee of $750 for each Board and Committee meeting attended and (iii) reimbursement for his expenses incurred in attending all Board and Committee meetings. In addition, each director who is not an employee of the Company is entitled to receive 5,000 options to purchase the Company’s Common Stock upon his initial election to the Board together with an additional grant of 5,000 options on the date of each annual meeting of stockholders preceding a year in which such director will continue in office, provided that a new non-employee director will only receive one such automatic grant during the calendar year in which such director is elected.

Committees and Meetings of the Board of Directors

      The Committees of the Board of Directors consist of an Audit Committee and a Compensation Committee, each of which is comprised solely of outside directors. During the fiscal year ended February 28, 2002, the Board of Directors held four meetings. All directors attended 75% or more of the total meetings of the Board of Directors and total meetings of the Committees of the Board of Directors on which they served. The Company does not have a Nominating Committee.

      Compensation Committee. During the fiscal year ended February 28, 2002, the Compensation Committee was comprised of Messrs. Hoopis (Chairman) and Casari. Its functions include reviewing and approving the compensation of the Company’s Chief Executive Officer as well as making recommendations with respect to the compensation of the Company’s other officers and key employees, including the grant of options or other awards under the Company’s 1997 Stock Incentive Plan. During the fiscal year ended February 28, 2002, the Compensation Committee held three meetings.

      Audit Committee. During the fiscal year ended February 28, 2002, the Audit Committee was comprised of Messrs. Casari (Chairman), Hoopis and Fotheringham (from his election to the Board in May 2001 forward). As set forth in the Company’s Audit Committee Charter, adopted March 1, 2000, the Audit Committee’s functions include reviewing the financial reporting process, the Company’s internal control systems, the audit process and the Company’s process for monitoring compliance with laws and regulations, and recommending to the Board of Directors the engagement of and determining the independence of the Company’s independent accountants. A copy of the Company’s Audit Committee Charter was included as an appendix to last year’s Proxy Statement. During the fiscal year ended February 28, 2002, the Audit Committee held two meetings. No member of the Audit Committee is either an officer or employee of the Company and the members are independent as defined in Nasdaq listing standards.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and reviewing the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      During the fiscal year ended February 28, 2002, the Audit Committee met and held discussions with management and the Company’s independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended February 28, 2002 with management and the independent accountants.

      The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61. The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The Committee discussed with the independent accountants the accounting firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

      Based on the Audit Committee discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended February 28, 2002 filed with the SEC.

      The Audit Committee recommended to the Board of Directors the selection of the Company’s independent accountants and, based on such recommendation, the Board of Directors has selected

PricewaterhouseCoopers LLP, the Company’s current accountants, as the independent accountants for the year ended February 28, 2003.

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Harry L. Casari (Chairman)
Michael P. Hoopis
Vernon L. Fotheringham

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY’S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), THAT MIGHT INCORPORATE BY REFERENCE PREVIOUS OR FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT OF THE AUDIT COMMITTEE AND ANY STATEMENTS REGARDING THE INDEPENDENCE OF THE AUDIT COMMITTEE MEMBERS SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

Fees Paid to Independent Auditors

Audit Fees

      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the fiscal year ended February 28, 2002, and the reviews of the financial statements included in the Company’s Form 10-Qs for such fiscal year, were approximately $111,100.

Financial Information Systems Design and Implementation Fees

      No fees were billed for professional services rendered by PricewaterhouseCoopers LLP for financial systems design and implementation services for the fiscal year ended February 28, 2002.

All Other Fees

      The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP other than the services referred to above were approximately $92,978 for the fiscal year ended February 28, 2002. The Company incurred such fees in connection with certain tax compliance and tax planning services and advice from PricewaterhouseCoopers LLP. The Audit Committee considered whether the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 1, 2002, for (i) each person who beneficially owned more than 5% of the Common Stock, (ii) each of the directors and Named Executive Officers (as defined in the “Summary of Executive Compensation” section below) and (iii) all directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes voting and investment power with respect to the shares shown.

Security Ownership Table

	Amount and
	Nature of
	Beneficial	Percent
Name and Address	Ownership	of Class

J.P. Morgan Chase & Co.(1)	889,388	5.40%

John C. Diebel(2)(3)	2,799,165	16.98%

Steven G. Murdock(2)(4)	1,777,499	10.79%

Joseph A. Gordon, Jr.(2)(5)	504,123	3.06%

Timothy C. McQuay(2)(6)	38,540	*

Harry L. Casari(2)(7)	41,340	*

Michael P. Hoopis(2)(8)	10,207	*

Vernon L. Fotheringham(2)(9)	1,666	*

Mark D. Peterson(2)(10)	188,683	1.14%

Robert L. Davis(2)(11)	74,790	*

Meade Instruments Corp. Employee Stock Ownership Plan(2)(12)	2,205,611	13.38%

All current directors and executive officers as a group (9 persons)(13)	5,436,013	32.98%

*	Less than 1%

(1)	According to a Schedule 13G, dated as of February 12, 2002, filed with the Securities and Exchange Commission, J.P. Morgan Chase & Co., a Delaware corporation (“Chase”), has sole voting power as to 873,438 of such shares, sole dispositive power as to 889,388 of such shares, shared voting power as to none of such shares and shared dispositive power as to none of such shares. Chase is a Parent Holding Company as defined in Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. The mailing address of Chase is 270 Park Avenue, New York, NY 10017. The Company believes that J.P. Morgan has transferred these shares after the Schedule 13G filing.

(2)	The address for all directors and executive officers of the Company and the Company’s Employee Stock Ownership Plan (“ESOP”) Committee is c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92618.

(3)	Includes 574,165 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002. Also includes 2,225,000 shares held by John C. Diebel, as Trustee of the Diebel Living Trust u/d/t dated January 12, 1995.

(4)	Includes 462,499 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002. Also includes 1,315,000 shares held by Steven G. Murdock, as Trustee of the Steven G. Murdock Trust u/a/d August 16, 2001. Excludes 2,205,611 shares held by the ESOP. Mr. Murdock is a member of the ESOP Committee and disclaims beneficial ownership of any of the shares owned by the ESOP. If the 2,205,611 shares owned by the ESOP were included, Mr. Murdock would be deemed to beneficially own 3,983,110 shares, or 24.16%. Mr. Murdock is not a participant in the ESOP. See footnote (13) below.

(5)	Includes 363,123 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002.

(6)	Includes 38,540 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002.

(7)	Includes 38,540 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002.

(8)	Includes 10,207 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002.

(9)	Includes 1,666 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002.

(10)	Includes 165,831 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002. Also includes 7,339 shares held by Mr. Peterson in an IRA account and 15,513 shares allocated to Mr. Peterson’s ESOP account as an ESOP participant. Mr. Peterson’s ESOP shares are fully vested. Excludes 2,205,611 shares held by the ESOP. Mr. Peterson is a member of the ESOP Committee and, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP. If the 2,205,611 shares owned by the ESOP were included, Mr. Peterson would be deemed to beneficially own 2,394,294 shares, or 14.52%. See footnote (13) below.

(11)	Includes 74,790 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002. Excludes 10,545 shares allocated to Mr. Davis’ ESOP account as an ESOP participant. Mr. Davis’ ESOP shares will vest as of December 22, 2002.

(12)	Unallocated shares of Common Stock held by the ESOP are voted by the trustee of the ESOP, Wells Fargo Bank, N.A. (the “Trustee”), as directed by the ESOP Committee. Each participant in the ESOP is entitled to direct the Trustee as to how to vote shares allocated to his or her ESOP account, irrespective of whether the participant’s shares are vested. Any allocated shares of Common Stock for which participants do not provide voting instructions are voted by the Trustee in the manner directed by the ESOP Committee. The ESOP Committee is comprised of Steven G. Murdock, the Company’s President, Chief Operating Officer and Secretary, Brent W. Christensen, the Company’s Senior Vice President — Finance and Chief Financial Officer, and Mark D. Peterson, the Company’s Senior Vice President and General Counsel. Mr. Murdock is not a participant in the ESOP. Each of the members of the ESOP Committee, other than as a participant with respect to Mr. Peterson, disclaims beneficial ownership of any of the shares owned by the ESOP. The Trustee’s address is 707 Wilshire Boulevard, Los Angeles, California 90017.

(13)	Includes 1,729,361 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2002. Also includes 7,339 shares held by Mr. Peterson in an IRA account. Also includes 15,513 shares allocated to Mr. Peterson’s ESOP account as an ESOP participant. Mr. Peterson’s ESOP shares are fully vested. Excludes 10,545 shares allocated to Mr. Davis’ ESOP account, as an ESOP participant. Mr. Davis’ shares will not vest on or before July 31, 2002. Also excludes 2,205,611 shares held by the ESOP. Messrs. Murdock and Peterson are members of the ESOP Committee and, other than as a participant with respect to Mr. Peterson, each disclaims beneficial ownership of any of the shares owned by the ESOP. If the 2,205,611 shares owned by the ESOP were included, all directors and officers as a group would be deemed to beneficially own 7,641,624 shares, or 46.37%. See footnotes (3) through (12) above.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Executive Compensation

      The following table sets forth certain summary information concerning the compensation paid to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers for the fiscal years ended February 28, 2002, February 28, 2001 and February 29, 2000, based on the cash compensation paid to executive officers of the Company during the 2002 fiscal year (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Long-Term(3)
		Annual		Compensation
		Compensation(1)		Securities
				Underlying	All Other
		Salary	Bonus	Options	Compensation(4)
Name and Principal Position	Year	($)	($)(2)	(#)	($)

John C. Diebel	2002	509,600	0	0	—
Chairman of the Board and	2001	498,200	434,500	175,000	—
Chief Executive Officer	2000	433,700	257,600	170,000	—

Steven G. Murdock	2002	433,200	0	0	—
President, Chief Operating	2001	423,200	357,500	140,000	—
Officer and Secretary	2000	356,300	212,000	120,000	—

Joseph A. Gordon, Jr.	2002	229,300	22,200	0	—
Senior Vice President —	2001	224,300	200,000	95,000	—
North American Sales	2000	199,500	114,100	80,000	—

Mark D. Peterson	2002	237,100	20,700	0	16,910
Senior Vice President and	2001	209,300	185,000	80,000	24,850
General Counsel	2000	184,300	97,800	70,000	58,000

Robert L. Davis(5)	2002	214,500	17,300	0	16,750
Senior Vice President —	2001	175,000	14,420	70,000	24,850
Business Development	2000	20,340	0	50,000	—

(1)	The aggregate amount of perquisites and other personal benefits, securities or property paid to each of the Named Executive Officers during the three fiscal years presented in the table did not exceed the lesser of 10% of such officer’s total annual salary and bonus for each such fiscal year or $50,000. Therefore, no “Other Annual Compensation” column has been included in this table.

(2)	The bonus amounts shown below represent the amount actually paid during the first quarter of each respective fiscal year; such amounts, however, were based primarily on the Company’s and each Named Executive Officer’s performance during the previous fiscal year. No bonus payments were paid during the first quarter of fiscal 2003 as a result of the Company’s performance during fiscal 2002.

(3)	The Company has not issued stock appreciation rights or restricted stock awards. The Company currently has no “long-term incentive plan” as that term is defined in the applicable rules. The Compensation Committee has the ability to create such a plan under the Company’s 1997 Stock Incentive Plan. All stock options granted to the Named Executive Officers were non-qualified options granted at fair market value pursuant to the Company’s 1997 Stock Incentive Plan.

(4)	Amounts represent the aggregate value of shares of the Company’s Common Stock (based upon the share price as of the end of each respective fiscal year) allocated to each Named Executive Officer’s ESOP account pursuant to (i) the Company’s matching contribution under the ESOP Plan for amounts deferred under the Company’s 401(k) Plan (see “Benefit Plans — 401(k) Plan”) and (ii) the Company’s contribution under the ESOP Plan (see “Benefit Plans — Employee Stock Ownership Plan”).

(5)	Mr. Davis became employed by the Company in December 1999 (fiscal year 2000).

Summary of Option Grants

      No options were granted to the Named Executive Officers during the fiscal year ended February 28, 2002.

Summary of Options Exercised

      The following table provides certain summary information concerning the exercise of stock options by the Named Executive Officers during the 2002 fiscal year together with the fiscal year-end value of unexercised options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised in
	Shares		Underlying Unexercised	The Money Options at
	Acquired on	Value	Options at Fiscal Year End	Fiscal Year-End(1)
	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
	#	$	#	$

John C. Diebel	0	0	524,686/150,314	0/0

Steven G. Murdock	0	0	427,082/112,918	0/0

Joseph A. Gordon, Jr.	0	0	340,727/ 74,273	0/0

Mark D. Peterson	0	0	146,039/ 63,961	0/0

Robert L. Davis	0	0	62,291/ 57,709	0/0

(1)	These amounts represent the difference between the market value of the securities underlying the options on February 28, 2002 (the last day of trading for the fiscal year-ended on such date) and the exercise or base price of “in-the-money” options, as adjusted to reflect the Stock Split.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      For the fiscal year ended February 28, 2002, the Company’s Compensation Committee consisted of Messrs. Michael P. Hoopis (Chairman) and Harry L. Casari. Neither of Messrs. Hoopis or Casari is, nor has either ever been, an officer or employee of the Company or any of its subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

      As members of the Compensation Committee, it is our duty to review and oversee the Company’s overall compensation program for its senior management. The Compensation Committee oversees the administration of the Meade Instruments Corp. 1997 Stock Incentive Plan. In addition, the Compensation Committee establishes the compensation and evaluates the performance of the Chief Executive Officer. The Compensation Committee is comprised entirely of non-employee directors.

      The primary philosophy of the Company regarding compensation is to offer a program which rewards each of the members of senior management commensurately with the Company’s overall growth and financial performance, including each person’s individual performance during the previous fiscal year. The Company’s compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

      The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the financial success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

      The Compensation Committee establishes the compensation package for the Company’s Chief Executive Officer, Mr. John C. Diebel, and reviews the compensation package of certain other members of senior management in light of information collected by the Compensation Committee regarding the compensation practices of similar companies. The Compensation Committee considers various indicators of success on both a corporate and an individual level in determining the overall compensation package for Mr. Diebel and for other members of senior management. The Compensation Committee considers such corporate performance measures, among others, as revenue, operating income and earnings per share in its calculation of Mr. Diebel’s compensation.

      The Company’s annual compensation package for Mr. Diebel and the other members of senior management will typically consist of: (a) salary; (b) annual cash bonuses; and (c) long-term incentive or non-cash awards, primarily stock options. Mr. Diebel’s base salary for the 2002 fiscal year was based on his employment agreement with the Company (the “Employment Agreement”), pursuant to which he serves as Chairman of the Board and Chief Executive Officer. The Employment Agreement established Mr. Diebel’s minimum annual base salary at $500,000 per year, subject to annual increases at the discretion of the Board of Directors. After review of the Company’s performance during the 2002 fiscal year, Mr. Diebel did not receive an increase in his base salary for fiscal 2003. See “Employment Agreements” below.

      Mr. Diebel did not receive a cash bonus during the 2002 fiscal year because the performance-based components of Mr. Diebel’s bonus agreement were not met during fiscal 2001. Furthermore, the performance-based components of Mr. Diebel’s fiscal 2002 bonus agreement were not met and therefore no cash bonus has been paid to Mr. Diebel during fiscal 2003.

      For the Company’s performance during the 2003 fiscal year, the Company has entered into Performance Share Award Agreements (“Bonus Agreements”) with certain members of management and other key employees of the Company, including Mr. Diebel. Pursuant to these Bonus Agreements, these individuals will be entitled to receive cash bonus awards equal to a targeted percentage of each individual’s respective base salary (Mr. Diebel’s Bonus Agreement will entitle him to receive a cash bonus award ranging from 0% to 100% of his base salary with a target percentage of 50%). These cash bonus awards are based upon the Company and each respective officer achieving certain quantitative and qualitative financial and business objectives. For example, the amount of Mr. Diebel’s cash bonus award for fiscal 2003, if any, is based upon the Company achieving targeted increases in certain pre-tax income amounts together with Mr. Diebel satisfying certain qualitative key management objectives. The establishment of this Bonus Agreement, together with the decision not to increase Mr. Diebel’s base salary, was determined to be appropriate by the Compensation Committee given the Company’s performance.

      The Compensation Committee reviews the cash compensation paid to the other members of senior management in a similar manner as that of the Chief Executive Officer. Each officer’s overall cash compensation is based upon the Company achieving certain financial objectives, together with each officer satisfying certain qualitative individual management objectives.

      The Company’s 1997 Stock Incentive Plan provides the Company with the ability to periodically reward key employees with options to purchase shares of the Company’s Common Stock. These long-term incentives are designed to couple the interests of key employees with those of the stockholders of the Company. Stock option grants provide an incentive that focuses the individual’s attention on managing the Company from the perspective of an owner, with an equity stake in the business. The value of stock options is tied to the future performance of the Company’s Common Stock and provides value to the recipient only when the price of the Company’s Common Stock increases above the option grant price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure which includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives. Since the grant of options made to the members of senior management in January 2001 was meant to act as an incentive for the 2002 fiscal year, the Company did not grant stock options to any members of the Company’s management.

      The Compensation Committee has considered the anticipated tax treatment of the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments.

      The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Michael P. Hoopis (Chairman)
Harry L. Casari

PERFORMANCE GRAPH

      The following graph shows a comparison of cumulative total returns(1) for (i) the Company, (ii) the Nasdaq U.S. Composite Index and (iii) the Russell 2000 Index(2) from the period April 14, 1997(3) until the end of the 2002 fiscal year.

	4/14/97	2/28/98	2/28/99	2/29/00	2/28/01	2/28/02

Nasdaq Stock Market (U.S.)	100.00	147.06	191.41	388.93	176.90	143.75
Russell 2000 Index	100.00	136.39	115.84	170.61	140.09	138.64
Meade Instruments Corp.	100.00	140.74	187.11	337.50	200.00	81.60

(1)	Total returns assumes reinvestment of dividends.

(2)	The Russell 2000 Index is comprised of 2000 small U.S. company stocks (companies with a median market capitalization of less than $500 million).

(3)	The Company completed the initial public offering of its Common Stock on April 14, 1997. Prior to that date, no securities of the Company were registered under the Securities Act or under the Exchange Act. Accordingly, no information has been provided for any prior period.

(4)	Assumes $100 invested on April 14, 1997.

      IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

      THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, OR THE EXCHANGE ACT, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

EMPLOYMENT AGREEMENTS

      The Company has employment agreements (the “Employment Agreements”) with each of the Named Executive Officers. The material terms of those Employment Agreements are as follows: The term of each of the Employment Agreements is one year which automatically renews unless otherwise notified by either party. The Employment Agreements provide for the payment of an annual base salary of not less than $500,000 for Mr. Diebel, $425,000 for Mr. Murdock, $225,000 for Mr. Gordon, $250,000 for Mr. Peterson and $230,000 for Mr. Davis. The amount of these base salaries will be reviewed annually by the Compensation Committee. The Named Executive Officers are also entitled to participate in and be covered by all bonus, incentive and other employee health, insurance, 401K and other plans and benefits currently established for the employees of the Company. Except for Messrs. Diebel, Murdock and Gordon, each of the Named Executive Officers is also entitled to participate in the Company’s ESOP. In addition, the Employment Agreements provide the Named Executive Officers with vacation benefits of three weeks per year and reimbursement of all business expenses. If the Company terminates a Named Executive Officer’s employment without cause, or if a Named Executive Officer terminates his employment under certain circumstances set forth in the Employment Agreement, then the Named Executive Officer shall be entitled to a lump sum payment equal to one year’s aggregate salary and benefits. If the Named Executive Officer is terminated for a disability, then such Named Executive Officer is entitled to receive 100% of his or her base salary (less any amount paid to such individual pursuant to any disability insurance or benefit plan provided by the Company) for up to 24 months. In the event of a change-in-control of the Company (as defined in the Employment Agreements), each Named Executive Officer would be entitled to the greater of (i) 2.99 times the Named Executive Officer’s highest aggregate annual amount of compensation (including base salary, bonus and additional benefits) during the preceding three fiscal years or (ii) 2.99 times the Named Executive Officer’s base salary and additional benefits, including the full targeted amount of any bonus or incentive agreement for the year in which the Named Executive Officer’s resignation or discharge occurs, subject to certain voluntary reductions based on the maximum amount allowable without penalty under Section 280G of the Code. In addition, a Named Executive Officer may not compete with the Company or solicit its customers or employees, during the term of the Employment Agreement or for one year after termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company has no reportable certain relationships or related transactions.

BENEFIT PLANS

      Employee Stock Ownership Plan. The Board of Directors adopted the Employee Stock Ownership Plan (“ESOP”) effective March 1, 1996, as amended and restated effective January 1, 1999. The purpose of the ESOP is to enable participating employees to share in the growth and prosperity of the Company and to provide an opportunity for participating employees to accumulate capital for their future economic advantage by receiving beneficial ownership of the Company’s Common Stock in proportion to their relative compensation. The ESOP is intended to be a stock bonus plan that is qualified under Section 401(a) of the Code. Except for certain officers of the Company, all employees who have completed at least six months of service with, and who work a minimum of 1,000 hours a year for, the Company are eligible to participate in the ESOP. Generally, a participant becomes fully vested in contributions to the ESOP upon completion of three years of service with the Company or its affiliates. Under the Company’s ESOP, the Company matches 100% (in the form of Common Stock) of the amount deferred by employees under the 401(k) Plan, up to 4% of each employee’s annual compensation. This matching contribution vests according to the provisions of the Company’s ESOP.

      Distributions from the ESOP are generally made to vested participants following termination of employment, but in certain circumstances the ESOP allows vested participants to receive in-service distributions of up to 50% of the aggregate shares allocated to a vested participant’s account. Shares of

Common Stock allocated to participants’ accounts are voted in the manner directed by such participants, irrespective of whether the participants’ shares are vested. The ESOP Committee directs the voting of unallocated shares and shares for which participants do not provide voting instructions.

      401(k) Plan. The Company maintains a 401(k) Plan which is qualified under Section 401(k) of the Code for all employees of the Company who have completed at least six months of service with the Company and are at least 21 years of age. The 401(k) Plan is designed for all eligible employees to save for retirement on a tax-deferred basis. Eligible employees may contribute up to 15% of their annual compensation up to a maximum amount allowed under the Code. Other than through the ESOP as set forth above, the 401(k) Plan does not currently include an employer match provision. (See “Employee Stock Ownership Plan” above).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires that the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, officers, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file.

      Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 2002 fiscal year.

ANNUAL REPORT

      A copy of the Company’s 2002 Annual Report, containing audited consolidated balance sheets as of February 28, 2001 and February 28, 2002, and the related consolidated statements of income, of stockholders’ equity, and of cash flows for the three years ended February 28, 2002, accompanies this Proxy Statement. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended February 28, 2002, which the Company has filed with the Securities and Exchange Commission. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Company’s Stockholders’ Communications Department, c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92618.

PROPOSALS OF STOCKHOLDERS

      For stockholder proposals to be considered for inclusion in the proxy materials for the Company’s 2003 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than February 12, 2003.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP are the independent accountants for the Company for the fiscal year ended February 28, 2002 and have reported on the Company’s consolidated financial statements included in the Annual Report of the Company which accompanies this Proxy Statement. The Company’s independent accountants are appointed by the Board of Directors. The Board of Directors has reappointed PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending February 28, 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement at the Annual Meeting. The representatives will also be available to respond to appropriate questions.

OTHER MATTERS

Presented By Management

      At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Presented By Stockholders

      The Company’s Bylaws contain certain advance notice procedures which stockholders must follow to submit proposals for consideration at future stockholder meetings, including the nomination of persons for election as directors. Such items of business must be submitted in writing to the Secretary of the Company at the Company’s headquarters (address shown on Page 1 of this Proxy Statement) and must be received not less than 60 days nor more than 90 days prior to the scheduled annual meeting date. Thus, unless the Company discloses a change in the scheduling of the next annual meeting, July 10, 2003, stockholder proposals for consideration at that meeting must be received by the Secretary of the Company by May 11, 2003. If the scheduled meeting date is changed and the Company does not provide at least 70 days’ advance notice or public disclosure of the change, then stockholders have until the close of business on the 10th day after the date the Company gave notice or publicly disclosed the changed date of the annual meeting in which to submit proposals. In addition, the notice must meet all requirements contained in the Company’s Bylaws. Stockholders may contact the Secretary of the Company at the Company’s headquarters for a copy of the relevant Bylaw provision regarding requirements for making stockholder proposals and nominating director candidates.

By Order of the Board of Directors

Mark D. Peterson
Senior Vice President and General Counsel

Irvine, California

June 12, 2002

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.